Exhibit 99.1

News Release

For more information contact:

Media Relations:	Investor Relations:
Chase Wallace	Julie Chariell
Director, Communications	Senior Vice President, Investor Relations
Fiserv, Inc.	Fiserv, Inc.
+1 470-481-2555	julie.chariell@fiserv.com
chase.wallace@fiserv.com

Fiserv Chairman, President and Chief Executive Officer, Frank Bisignano Nominated as Commissioner, Social Security Administration

MILWAUKEE – December 5, 2024 - Fiserv, Inc. (NYSE: FI), a leading global provider of payments and financial services technology solutions, today announced that Frank Bisignano, Fiserv Chairman, President and Chief Executive Officer, has been nominated by President-elect Donald J. Trump as the Commissioner, Social Security Administration.

The appointment of Mr. Bisignano is subject to confirmation by the U.S. Senate, and Mr. Bisignano will continue in his current positions with the Company until confirmation occurs. The Fiserv Board of Directors has an established, long-term succession plan which it will follow to select a successor to Mr. Bisignano.

“Serving as CEO of Fiserv is an honor and I am incredibly proud of what our team has and will accomplish,” said Frank Bisignano, Chairman, President and Chief Executive Officer of Fiserv. “I am honored to have this once in a lifetime opportunity to serve my country. I thank President-elect Trump and, if confirmed, look forward to applying my experience to transform our social security system.”

Doyle R. Simons, Lead Director of Fiserv, said, “Under Frank, Fiserv has excelled in advancing finance, technology and payments innovations to the benefit of financial institutions, businesses and communities large and small. Succession planning has always been a priority for the Board, and we will follow our well established succession planning process to select a new CEO to continue to build on this momentum.”

About Fiserv

Fiserv, Inc. (NYSE: FI), a Fortune 500 company, aspires to move money and information in a way that moves the world. As a global leader in payments and financial technology, the company helps clients achieve best-in-class results through a commitment to innovation and excellence in areas including account processing and digital banking solutions; card issuer processing and network services; payments; e-commerce; merchant acquiring and processing; and the Clover® cloud-based point-of-sale and business management platform. Fiserv is a member of the S&P 500® Index and has been recognized as one of Fortune® World’s Most Admired Companies™ for 9 of the last 10 years. Visit fiserv.com and follow on social media for more information and the latest company news.

News Release

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